Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) to an employment letter agreement dated November 18, 2019 is entered into as of February 18, 2021 by and between John Kimble, an individual (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”).

W I T N E S S E T H:

WHEREAS, Executive and the Company entered into an Employment Letter Agreement dated November 18, 2019 (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend the terms of the Employment Agreement in certain respects on the terms and conditions set forth in this Amendment (the Employment Agreement, as amended by this First Amendment, is referred to as the “Amended Employment Agreement”.)

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

BASE SALARY. Effective as of February 18, 2021, Executive’s base salary (“Base Salary”) shall be at the rate of $520,000.00 per annum, payable in equal installments accordance with Company’s normal payroll practices, and subject to any required tax withholding, increasing on each January 1 occurring during the Term (as defined below) subject to increase in each subsequent calendar year during the Term at an increased annual rate to be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole and absolute discretion, but, commencing with the calendar year 2022 that is at least four percent (4%) more than the annual rate in the immediately preceding calendar year.

2.

TERM. The provisions of the Employment Agreement regarding the period of employment, the reference to Executive’s employment as being for no specified period and constituting at will employment, are deleted in their entirety and replaced by the following:

“TERM. The term of the Amended Employment Agreement and Executive's employment hereunder shall end on December 31, 2024, subject to earlier termination upon the terms and conditions provided elsewhere herein (the "Term"). As used herein, "Termination Date" shall mean the last day of the Term.”

3.	PERFORMANCE BONUS PLAN. The provisions of the Employment Agreement regarding the annual bonus for 2021 shall be replaced in its entirety by the following:

“(a)     Performance Bonus Opportunity for Fiscal Year 2021: For the fiscal year commencing on January 1, 2021, Executive shall be eligible to receive a performance-based bonus award in a range between Twenty-Five percent (25%) and One Hundred and Twenty-Five percent (125%) of the Base Salary, based upon the level of EBITDA (defined below) achieved by the Company for such fiscal year prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board (each an "EBITDA Target Amount''), as determined by the Compensation Committee, and subject to the terms and conditions set forth herein (the "2021 Performance Bonus"). The Company's EBITDA has the same meaning as defined in the First Lien Term Loan Facility Credit Agreement, dated as of August 9, 2019, by and among Cortland Capital Market Services LLC, the Financial Institutions party thereto, the Company, Disguise, Inc., JAKKS Sales LLC, Maui, Inc., Moose Mountain Marketing, Inc., and Kids Only, Inc.“

“For fiscal year 2021,

(i)	If the EBITDA Target Amount is less than $30,0000,000, no 2021 Performance Bonus shall be paid for such fiscal year;

(ii)	If the EBITDA Target Amount equals $30,0000,000, the 2021 Performance Bonus shall be in an amount equal to Twenty-Five Percent (25%) of the Base Salary for such fiscal year;

(iii)	If the EBITDA Target Amount equals $40,000,000, the 2021 Performance Bonus shall be in an amount equal to Fifty Percent (50%) of the Base Salary for such fiscal year;

(iv)	If the EBITDA Target Amount equals $50,000,000 the 2021 Performance Bonus shall be in an amount equal to One Hundred Percent (100%) of the Base Salary for such fiscal year; or

(v)	If the EBITDA Target Amount equals $60,000,000, the 2021 Performance Bonus shall be in an amount equal to One Hundred Twenty-Five Percent (125%) of the Base Salary for such fiscal year.”

“(b)     Performance Bonus Opportunity for Fiscal Years 2022, 2023 and 2024. For the fiscal years commencing on January 1, 2022, January 1, 2023 and January 1, 2024 Executive shall be eligible to receive a performance-based bonus award in a range between Twenty-Five percent (25%) and One Hundred Twenty-Five percent (125%) of the Base Salary, based upon the level of EBITDA achieved by the Company for such fiscal year prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board (each an "EBITDA Target Amount''), as determined by the Compensation Committee, and subject to the terms and conditions set forth herein (the “Additional Performance Bonus").”

“The Compensation Committee shall determine the EBITDA Target Amounts for fiscal years 2022, 2023 and 2024 during the first fiscal quarter of each such fiscal year, prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board, and the amount of the Additional Performance Bonus for each such fiscal year shall be calculated according to five separate tranches in the manner utilized for calculation of the 2021 Performance Bonus, with the amount of the EBITDA target for each tranche determined by the Compensation Committee in its good faith discretion, as follows::

(i)	If the EBITDA Target Amount is less than a minimum EBITDA amount, no Additional Performance Bonus shall be paid for such fiscal year;

(ii)

If the EBITDA Target Amount equals the minimum EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to Twenty-Five Percent (25%) of the Base Salary for such fiscal year;

(iii)

If the EBITDA Target Amount equals an EBITDA amount higher than the EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to Fifty Percent (50%) of the Base Salary for such fiscal year;

(iv)

If the EBITDA Target Amount equals an EBITDA amount higher than the EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to One Hundred Percent (100%) of the Base Salary for such fiscal year; or

(v)

If the EBITDA Target Amount equals an EBITDA amount higher than the EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to One Hundred and Twenty-Five Percent (125%) of the Base Salary for such fiscal year.”

“(c)     To the extent that EBITDA exceeds the minimum EBITDA Target Amount, but falls between two EBITDA Target Amounts set forth in Section 3(a)(ii) through (v) and Section 3(b)(ii) through (v) above, the amount of the Additional Performance Bonus shall be determined by the Compensation Committee through linear interpolation. For the avoidance of doubt, the calculation of any Additional Performance Bonus shall be based upon only the highest EBITDA Target Amount achieved by the Company for the applicable fiscal year and shall not be a cumulative amount.”

“(d)     The Company shall pay any 2021 Performance Bonus and any Additional Performance Bonus due Executive hereunder in cash, subject to any required tax withholding, not later than twenty-one (21) business days following the date on which the Auditors final report on the Company's financial statements for such fiscal year is issued and delivered to the Company and in any event not later than April 30 of the calendar year next succeeding such fiscal year (the "Performance Bonus Award Date"). Except as otherwise provided herein, Executive must be employed on the Additional Performance Bonus Award Date to be eligible to receive the Performance Bonus for the applicable fiscal year, or any portion thereof, for such fiscal year.”

4.	RESTRICTED STOCK UNITS. The provisions of the section of the Employment Agreement entitled “Restrictive Stock Awards” are replaced in their entirety by the following:

“(a)     Pursuant to and subject to the terms of the Plan, to the extent shares are available for award under the Plan, the Company shall issue to Executive on each of the first business days of 2022, 2023 and 2024 (provided that Executive remains employed by the Company on such date(s), as applicable) that number of shares of Restricted Stock that are equal to the lesser of (A) an amount in value equal to Executive’s Base Salary then in effect (based on the closing price of a share of the Company's common stock on December 31, 2021 with respect to the 2022 award, December 31, 2022 with respect to the 2023 award, and December 31, 2023, with respect to the 2024 award), or (B) 1.05% of common shares outstanding of the Company, which shall vest as set forth below in paragraph(c); provided, that no such award shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Plan as of such date; and provided. further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan.”

“(b)     Granted shares will vest in three equal installments on each anniversary of grant.”

5.	TERMINATION. The provisions of the Employment Agreement providing for termination by Executive or the Company are deleted in their entirety and replaced by the provisions of Annex A attached hereto.

6.

MINIMUM STOCK OWNERSHIP REQUIREMENTS. As further consideration for the Company’s agreement to award the Restricted Stock Units provided for above and provide Executive the opportunity to earn the Performance Bonuses provided for above, Executive agrees that he shall during the Term not sell or otherwise transfer shares of Common Stock issued to him pursuant to the Amended Employment Agreement or previously issued to him by the Company as bonus or other compensation (the “Employment Agreement Stock”) if the Value (determined in the manner set forth below in this Section) of all of the shares of Common Stock owned by Executive and any other trust or other entity over which Executive exercises control (including, but not limited to, the Employment Agreement Stock) is less than two (2) times his Base Salary. The “Value” of the Common Stock at any time shall be calculated as (x) the number of all shares of Common Stock held by Executive at such time, multiplied by (y) a price per share of Common Stock, determined on the most recent date that Executive’s Base Salary increased, calculated as the weighted average of the closing price (giving effect to changes in the number of shares of Common Stock outstanding on such dates) of the Common Stock on the last trading day of each financial quarter in the immediately prior fiscal year of the Company, which Value shall remain the reference Value until the next increase in Executive’s Base Salary. In calculating the Value of the Employment Agreement Stock, unvested Restricted Stock and unexercised options shall not be included in the Value.

7.

PAYMENT OF WITHHOLDING TAX. Executive may request that he be permitted to sell or otherwise dispose of shares of Restricted Stock or other shares of Common Stock granted as part of any performance based award (collectively, the “Award Shares”) to the Company (including but not limited to by reducing the amount of shares of Restricted Stock that vest) for the purpose of satisfying any withholding or other tax incurred by Executive as a result of the issuance of Award Shares (“Withholding Tax”), and the Compensation Committee shall determine in its discretion whether the Company will purchase or accept such shares. If and to the extent that the Company declines such request, and requires that the Withholding Tax be paid in cash, then Executive may sell, free of the restrictions in Section 3(h) above, that number of Award Shares equal to the Withholding Tax not satisfied through the sale or disposition of Award Shares pursuant to the first sentence of this paragraph, determined as of the date that Executive’s right to such Award Shares is included in Executive’s income for income tax purposes.

8.

ADJUSTMENTS FOR SUBSEQUENT FINANCIAL STATEMENT CHANGES. To the extent permitted under applicable law without the imposition of excise taxes, if following the issuance of any Restricted Stock on account of an Annual Performance Bonus or payment of any cash or other bonus, an adjustment is subsequently made to the financial statement or statements of the Company that would have changed the satisfaction of any condition for the determination of a bonus payment made to Executive or the issuance or vesting of any such shares of Restricted Stock or payment of the cash portion of any bonus, the Compensation Committee shall determine in its reasonable discretion whether any modification or adjustment is required to said bonus payment previously made, or in the vesting of the Restricted Stock so affected, and the Company shall promptly give written notice to Executive of any change proposed to be made, setting forth in reasonable detail therein the amount of and basis for such change, and if such Restricted Stock has been sold, whether Executive should be required to pay to the Company the net proceeds received by Executive from the sale of such Restricted Stock. If such change approved by the Compensation Committee involves an increase to a bonus payment, the Company shall pay such increase to Executive concurrently with the delivery of such notice; and if such change approved by the Compensation Committee involves a decrease to any such bonus payment, Executive shall repay the amount of such decrease to the Company promptly, and in any event within sixty (60) days after receipt of such notice. In addition, and notwithstanding any provision in the Amended Employment Agreement to the contrary, payment and issuance of the cash, stock and any other bonuses received by Executive under the Amended Employment Agreement, and any other payments and benefits which Executive receives pursuant to a Company plan or other arrangement, subject to compliance with all applicable laws, shall be subject to refund and return to the extent necessary to comply with the requirements of the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act or any rule or regulation of the United States Securities and Exchange Commission. The provisions of this paragraph shall survive termination of the Amended Employment Agreement.

9.	MISCELLANEOUS.

(a)

Except as expressly provided herein, this First Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Amended Employment Agreement, all of which are ratified and confirmed in all respects by the Parties and shall continue in full force and effect. Each reference to the Employment Agreement or Amended Employment Agreement hereafter made in any document, agreement, instrument, notice or communication shall mean and be a reference to the Amended Employment Agreement, as amended and modified hereby.

(b)

This First Amendment and the documents referenced herein, constitute the entire agreement among the Parties with respect to this amendment of the Employment Agreement and supersede all prior agreements, negotiations, drafts, and understandings among the Parties with respect to such subject matter. This First Amendment and the Amended Employment Agreement can only be changed or modified pursuant to a written instrument referring explicitly hereto, and duly executed by each of the Parties.

(c)

The Amended Employment Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the State of California, without reference to its conflicts of laws provisions.

(d)

Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this First Amendment. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this First Amendment.

(e)

This First Amendment may be executed and delivered (by facsimile or PDF signature) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

(f)	The Employment Agreement, as expressly amended by this First Amendment, remains in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first written above.

THE COMPANY:

JAKKS PACIFIC, INC.

By:           /S/

Name:           Stephen G. Berman

Title:           CEO

EXECUTIVE:

          /S/

Name: John Kimble

ANNEX A

1.

TERMINATION UPON DEATH OR DISABILITY.     Executive's employment hereunder shall terminate immediately upon Executive’s death. In the event that Executive is unable to perform Executive’s duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 90 days in any consecutive 12-month period, Company shall have the right to terminate Executive's employment hereunder within 60 days after the 90th day of Executive’s disability or incapacity by giving Executive notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate.

2.	TERMINATION BY COMPANY.

(a)

In addition to any other rights or remedies provided by law or in the Amended Employment Agreement, Company may terminate Executive's employment under the Amended Employment Agreement for the reasons set forth in this Section 2(a) (any of which reasons shall constitute “Cause”), if:

(i)

Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to a felony offense or other crime, or a criminal offense involving the acts identified in paragraph (ii) below in this Section 2 (a); or

(ii)	Company's Board of Directors determines, after due inquiry, that Executive has:

a.	committed fraud against, or embezzled or misappropriated funds or other assets of, Company or any of its subsidiaries or Affiliates;

b.

violated, or caused Company or any of its subsidiaries or Affiliates, or any officer, employee or other agent thereof, or any other Person to violate, any material law, regulation or ordinance, which violation has or would reasonably be expected to have a significant detrimental effect on Company or its subsidiaries or Affiliates, or any material rule, regulation, policy or practice established by the Board of Directors of Company or any of its subsidiaries or Affiliates;

c.

on a persistent or recurring basis, (1) failed properly to perform Executive’s duties hereunder or (2) acted in a manner detrimental to, or adverse to the interests of, Company or its subsidiaries or Affiliates; or

d.	violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Executive hereunder.

(iii)

Company may effect such termination for Cause by giving Executive notice to such effect, setting forth therein the Termination Date (which may be the date such notice is given, in case such termination is based on paragraph (i) or clause (a) of paragraph (ii) of this Section 2(a), but which shall otherwise be at least twenty-one (21) days after the date such notice is given) and, in reasonable detail, the factual basis for such termination, and, in such event, such termination shall be effective on the Termination Date set forth in such notice, unless Executive avoids such termination by curing to the reasonable satisfaction of Company's Board of Directors the factual basis for termination set forth therein or otherwise providing the Board of Directors with information reasonably sufficient for the Board to determine that the termination should not be effected. Nothing contained herein shall prevent Company’s Board of Directors from making its determination that a for Cause event has occurred subsequent to the termination of Executive’s employment hereunder.

(iv)	In making any determination as to the occurrence of a Cause event, each of the following shall constitute convincing evidence of such occurrence:

a.

if Executive is made a party to, or target of, any proceeding arising under or relating to any for Cause event, Executive failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment or allegation thereof asserting or based upon the occurrence of a for Cause event;

b.	any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding, or based upon the occurrence of a Cause event (that is not reversed or vacated on appeal); or

c.	any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a for Cause event;

d.

provided that none of the foregoing shall be dispositive or create an irrebuttable presumption of the occurrence of such Cause event; and provided further that the Board may rely on any other factor or event as convincing evidence of the occurrence of a for Cause event.

(v)

In determining and assessing the detrimental effect of any Cause event on the Company and whether such for Cause event warrants the termination of Executive employment hereunder, the Board shall take the following factors, to the extent applicable and material, into account:

a.

whether the Board directed or authorized Executive to take, or to omit to take, any action involved in such Cause event, or approved, consented to or acquiesced in his taking or omitting to take such action;

b.

any award of damages, penalty or other sanction, remedy or relief granted or imposed in any proceeding based upon or relating to such Cause event, and whether such sanction, remedy or relief is sufficient to recompense the Company or any other injured Person, or to prevent or to deter the recurrence of such Cause event;

c.	whether any lesser sanction would be appropriate and effective; and

d.	any adverse effect that the loss of Executive’s services would have, or be reasonably likely to have, upon the Company.

3.	TERMINATION FOR GOOD REASON BY EXECUTIVE.

(a)	In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder:

(i)

Upon the occurrence of a Good Reason (as defined below) event, provided that Executive must give notice to the Company of such termination, setting forth in reasonable detail the factual basis for such termination, no later than thirty (30) days after the occurrence of such Good Reason event, which notice shall specify an effective date of termination at least ten (10) days but in no event later than thirty (30) days after the date of such notice; further provided, however, that the Company may avoid such termination if it, prior to the effective date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein at least ten (10) days but in no event later than thirty (30) days after receipt of the notice from Executive;

(ii)

if a Change of Control (as hereinafter defined) occurs during the Term, and a Good Reason Event occurs within the one (1) year period following the Change of Control, by giving the Company notice of intent to terminate at any time within thirty (30) days after the occurrence of such Good Reason Event, setting forth the events or circumstances constituting such Change of Control and the Good Reason Event, which termination notice shall specify an effective date of termination at least ten (10) days but in no event later than thirty (30) days after receipt of the notice from Executive.

(b)	The term “Good Reason” means:

(i)	any material reduction in Executive’s Base Salary,

(ii)	relocation of the Executive’s principal place of employment to a location more than thirty (30) miles from Executive’s principal place of employment immediately, or

(iii)

as a result of any action or failure to act by the Company, there is a material change in Executive’s title(s) or the nature or scope of the duties, obligations, rights or powers of Executive’s employment (each of the events specified in clauses (i), (ii) and (iii) of this paragraph (b), is a “Good Reason” event).

4.	COMPENSATION UPON TERMINATION. Notwithstanding anything contained herein to the contrary:

(a)

Upon termination of Executive's employment hereunder, he shall be entitled to receive, in any case, any compensation or other amounts due to him pursuant to Section 1 or Section 2 in respect of Executive’s employment prior to the Termination Date, and from and after the Termination Date, except as otherwise provided in Section 4(c) or following a Change of Control as provided in the section of the Employment Agreement entitled “Change of Control”, Company shall have no further obligation to Executive hereunder. Any amount payable to Executive pursuant to this Section 3(a) upon termination of employment hereunder shall be paid promptly, and in any event within ten (10) days, after the Termination Date.

(b)

If Executive shall die prior to Executive’s receipt of all payments required under this Employment Agreement, the Company shall pay Executive’s designated beneficiary or, if there is no designated beneficiary, his estate, all such amounts that would have otherwise been payable to Executive under the Amended Employment Agreement as of the date of his death, provided that any such beneficiary or representative of Executive’s estate must execute and deliver to the Company, in accordance with the time limits set forth therein, an effective and irrevocable general release that waives and releases the Company, its affiliates, and their respective officers, directors, employees and agents, from any and all claims Executive may have had against them through and including the date of the release, in order to receive any payment or benefit that is payable under this paragraph.

(c)

If Executive’s employment is terminated by Executive as a result of the occurrence of a Good Reason Event or by the Company other than as a result of the occurrence of a for cause Event, Executive shall be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, (iii) any expense reimbursement due to him in respect of his employment prior to the Termination Date, (iv) an amount, in cash, equal to the amount of Base Salary payable for the balance of the calendar year from and after the Termination Date that remains unpaid, plus the product of (A) his Base Salary in effect on the Termination Date, and (B) the number of full calendar years remaining in the balance of the Term after the Termination Date through December 31, 2024, and (v) continued major medical, hospitalization, and dental insurance providing coverage at least as favorable to Executive as that in effect on the Termination Date through December 31, 2024. The payments required under clauses (i) through (iv) of this Section shall be payable as provided in Section 3(a) above.

(d)

If Executive’s employment is terminated by Executive within one year following a Change of Control event as provided in the section of the Employment Agreement entitled “Change of Control”, he shall receive the amount provided for in the Employment Agreement, which is Executive's Base Salary per month in effect on the termination date multiplied by twenty-four (24),

5.

OTHER CONSEQUENCES OF TERMINATION. Upon the termination of employment (for whatever reason and howsoever arising) Executive shall (i) at the request of Company’s Board of Directors immediately resign without claim for compensation from any office held by Executive in Company or any Affiliate (but without prejudice to any claim for damages for breach of the Amended Employment Agreement or for any compensation which otherwise may be payable pursuant to the Amended Employment Agreement or otherwise) and in the event of failure to do so, Company is hereby irrevocably authorized to appoint some person in Executive’s name and on Executive’s behalf to sign and deliver such resignations to Company’s Board of Directors; (ii) and immediately repay all outstanding advances, debts or loans due to Company or any Affiliate, and Company is hereby authorized to deduct from any payments due to Executive a sum in repayment of all or any part of any such advances, debts or loans.

6.	COMPLIANCE WITH CODE SECTION 409A.

(a)

Unless otherwise expressly provided in the Amended Employment Agreement, as amended hereby, any payment of compensation by the Company to Executive, whether pursuant to the Amended Employment Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A (“Code Section 409A”)). Such amounts shall not be subject to the requirements of subsection (b) below applicable to “nonqualified deferred compensation.”

(b)

All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Code Section 409A. In the event that Executive is determined to be a “Specified Employee” (as defined in and determined in accordance with Code Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of “Separation from Service” (as defined in Code Section 409A) shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Code Section 409A without the imposition of excise taxes. Any payment delayed by reason of the prior sentence shall be paid in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule, with interest on such delayed amount equal to the short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs Executive’s Separation from Service. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

(c)

For purposes of Amended Employment Agreement, termination of employment shall be deemed to occur only upon “Separation from Service” as such term is defined in Code Section 409A. Each payment and each installment of any bonus or severance payments provided for under the Amended Employment Agreement shall be treated as a separate payment for purposes of application of Code Section 409A. Subsection (b) above shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Code Section 409A because such amount (i) does not exceed the lesser of (1) two hundred percent (200%) of Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the termination of employment occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which termination of employment occurs, and (ii) is paid no later than the end of the second (2nd) calendar year commencing after termination of employment.

(d)

All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of Code Section 409A or to be structured so as to be exempt from the application of Code Section 409A. All expense reimbursement or in-kind benefits subject to Code Section 409A which are provided under the Amended Employment Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

7.

SEPARATION AND RELEASE AGREEMENT. Executive acknowledges and agrees that, as a condition of receiving the payments and benefits to be provided to him if Executive’s employment is terminated following a Change of Control, by Executive for Good Reason or by the Company without Cause, Executive shall be required to execute and deliver to the Company a Separation Agreement and General Release in substantially the form attached as Exhibit A (the “Release”) to Amendment No. 3 to the Third Amended and Restated Employment Agreement entered into as of August 9, 2019 between the Company and Stephen G. Berman, in accordance with the time limits set forth therein, with modifications to Section 4 thereof to reflect the payments and benefits to which Executive is entitled to receive under the Amended Employment Agreement, and not exercise any right to revoke such Release.

8.

ACCELERATION OF VESTING. If his employment is terminated by the Company other than as the result of the occurrence of “cause” as defined in Annex A attached to this First Amendment, all shares of Restricted Stock issued to Executive that have not yet fully vested prior to the Termination Date shall immediately vest.